Exhibit 1.4

LOAN AGREEMENT

This Loan Agreement (“Agreement”) is made and entered into as of January 28, 2026 and is an amended extension of the loan agreement dated October 1, 2025, by and between:

Name: FRANCESCO SCOLARO

Address: 1 Place des Moulins, Europa Residence, Monaco

(Hereinafter referred to as the “Lender”)

and

Name: IMC RARE EARTHS LTD (AND ITS SUBSIDIARIES)

Address: 18 Forum Lane, Camana Bay, 3rd Floor – Suite 5304, P.O. Box 31230, Grand

Cayman KY1-1205, Cayman Islands

Company Registration Number: CR-425983

(Hereinafter referred to as the “Borrower”)

1.	Loan Amount and Purpose

1.1 The Lender agrees to loan the Borrower the principal amount of Five Million United States Dollars (US$5,000,000) (the “Loan”).

1.2 The Loan shall be used exclusively to fund exploration, development, and related operational activities on the Itarantim Project (the “Project”), located in Brazil.

2.	Disbursement of Funds

2.1 The Loan shall be disbursed in one or more tranches to the Borrower’s designated bank account and or for the settlement of invoices related to the Project, upon satisfaction of any agreed-upon conditions precedent.

2.2 The initial disbursements have occurred starting on 22 June 2022, commencing with the incorporation of Niobium Brazil Importacao E Exportacao Ltda (Registration number 46.288.764/0001-69), subject to the execution of this Agreement.

3.	Interest Rate

3.1	The Loan shall bear no interest (0.0% per annum).

3.2 If interest becomes applicable, it shall accrue from the date of each disbursement and be payable quarterly, commencing on October 1, 2025.

4.	Term and Repayment

4.1 This Agreement shall remain in force until either the earlier of an IPO event or February 28, 2027 (the “Maturity Date”), unless extended or terminated earlier in accordance with the terms herein.

4.2	The Borrower shall repay the Loan as follows:

●	Repayment of all or part of the outstanding balance on or after the Borrower raised equity of at least Five Million United States Dollars (US$5,000,000). Payment will be made within 5 working days of the Lenders demand.

5.	Prepayment

5.1 The Borrower may prepay the Loan, in whole or in part, at any time without penalty, provided all accrued interest to the prepayment date is paid in full.

6.	Use of Proceeds

6.1 The Borrower shall use the Loan exclusively for the development of the Itarantim Project in Brazil and shall not divert any portion to unrelated operations or projects without prior written consent of the Lender.

7.	Representations and Warranties

The Borrower represents and warrants that:

●	It is duly incorporated and validly existing under the laws of its jurisdiction;

●	It has full corporate power and authority to enter into this Agreement;

●	This Agreement constitutes a valid and binding obligation;

●	The funds shall be used solely for the Itarantim Project in Brazil.

8.	Events of Default

The following shall constitute Events of Default:

●	Failure to pay principal or interest when due;

●	Breach of any covenant or obligation under this Agreement;

●	Insolvency, liquidation, or bankruptcy of the Borrower;

●	Abandonment or suspension of the Itarantim Project without cause.

Upon the occurrence of an Event of Default, the Lender may declare the outstanding Loan balance, including accrued interest, immediately due and payable.

10.	Governing Law and Dispute Resolution

10.1 This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

10.2 Any dispute arising under or in connection with this Agreement shall be subject to the exclusive jurisdiction of the courts of England and Wales.

11.	Miscellaneous

●	Notices: All notices under this Agreement shall be in writing and delivered to the addresses stated above.

●	Assignment: Neither party may assign its rights under this Agreement without the written consent of the other.

●	Entire Agreement: This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof.

SIGNATURES

IN WITNESS WHEREOF, the parties have executed this Loan Agreement as of the date first written above.

LENDER:

Signature:	/s/ Francesco Scolaro
Name:	Francesco Scolaro
Date:	28 January 2026

BORROWER:
IMC Rare Earths Ltd

By:	/s/ Francesco Scolaro
Name:	Francesco Scolaro
Title:	Chairman
Date:	28 January 2026